SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 28, 2019

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3075 LOYALTY CIRCLE
COLUMBUS, OH 43219
(Address and Zip Code of Principal Executive Offices)

(614) 729-4000
(Registrant’s Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	ADS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2019, Melisa A. Miller resigned from her position as President, Chief Executive Officer and a member of the Board of Directors of Alliance Data Systems Corporation (the “Company”) and transitioned to an advisory role with the Company. On December 28, 2019, an Executive Transition and Separation Agreement (the “Separation Agreement”) between the Company, ADS Alliance Data Systems, Inc. and Ms. Miller became effective. In consideration for entering into and not revoking the Separation Agreement prior to December 31, 2019, Ms. Miller shall receive a cash payment of $500,000 before March 15, 2020.

Pursuant to the Separation Agreement, on condition that Ms. Miller provides the requested Transition Services (as defined therein), does not voluntarily resign or is not terminated for a Disqualifying Reason (also as defined therein), she will continue to receive her regular base salary, and be permitted participation in Company benefit plans and continued vesting of outstanding equity awards through February 16, 2020, but no participation in the Company’s incentive compensation program for fiscal year 2019 or thereafter. Further, all unvested equity awards that do not vest on or before February 16, 2020 shall be forfeited.

For a further advisory period from February 17, 2020 through June 16, 2020, Ms. Miller agrees to continue providing Transition Services as requested, but the parties agree that the reasonably anticipated level of Transition Services shall not exceed levels that would prevent Ms. Miller from having a “separation from service” as defined under Section 409A of the Internal Revenue Code. As consideration for successful completion of these additional Transition Services (as determined in good faith by the Compensation Committee of the Board of Directors) and in consideration for a broad release of the Company and her agreements not to disparage or disclose confidential information and to provide cooperation as permitted in certain matters, Ms. Miller shall receive a cash payment of $1,500,000 within 30 days after August 17, 2020, base salary continuation for the period from February 17, 2020 through November 18, 2021 together with Company-provided health and dental insurance benefits; provided, however, that Ms. Miller shall not receive but such salary continuation amounts shall accrue and be paid in one lump sum on the first payroll date following August 17, 2020; and, provided further, that Ms. Miller must pay the entire premium for Company-provided benefits during such period subject to reimbursement to be included in such lump sum amount. In the event of Ms. Miller’s death in the period between February 17, 2020 and August 17, 2020, such salary and benefit reimbursement continuation amounts shall be payable in a lump sum on the date that is sixty (60) days following such date of death, while all other amounts set forth in the Separation Agreement shall continue to be paid on their original payment schedule.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

10.1*	Executive Transition and Separation Agreement, dated as of December 20, 2019, by and among Alliance Data Systems Corporation, ADS Alliance Data Systems, Inc. and Melisa A. Miller.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*  Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Alliance Data hereby undertakes to furnish supplementally copies of any of the omitted exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: January 3, 2020	By:	/s/ Joseph L. Motes III
Joseph L. Motes III
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary